Jefferies & Company, Inc.
                                        650 Fifth Avenue
                                        Fourth Floor
                                        New York, New York 10019



                                        December 16, 1998


PHARMHOUSE CORP.
860 Broadway
New York, NY 10003

To the Members of the Board of Directors:

       We understand that Phar-Mor, Inc., a Pennsylvania corporation (the "Purchaser"), and Pharmacy Acquisition Corp. (the "Merger Subsidiary"), a wholly owned subsidiary of the Purchaser, has offered to enter into an Agreement and Plan of Merger (the "Merger Agreement") with Pharmhouse Corp., a New York corporation (the "Company"), pursuant to which, subject to the terms and conditions set forth therein, the Purchaser will acquire any and all of the issued and outstanding common stock, $0.01 par value, of the Company (the "Common Stock") for $3.25 per share in cash (the "Offer Price") through a transaction in which the Merger Subsidiary will be merged with and into the Company and the issued and outstanding Common Stock will be canceled and extinguished and converted into the right to receive the Offer Price (the "Transaction").

      You  asked us to render our opinion as to whether the Offer
Price is fair, from a financial point of view, to the holders of the Common Stock.

      Jefferies & Company, Inc. ("Jefferies"), as part of its investment banking business, is regularly engaged in the evaluation of capital structures and the valuations of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. In the ordinary course of our business, Jefferies may trade the securities of the Company and the Purchaser for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

     In connection with its engagement, Jefferies will receive a fee for providing this opinion to the Company and will also receive a success fee upon consummation of the Transaction. In addition, Jefferies has received customary investment banking fees from the Company for providing financial advisory services related to the refinancing of the Company's senior credit facility which occurred in May, 1998.

     Jefferies also has provided investment banking services to the Purchaser and received customary fees for rendering such services. During 1998 Jefferies was retained by the Purchaser to provide general corporate finance advisory services and has been paid customary fees for such services. Jefferies will not receive any compensation from the Purchaser in connection with the delivery of this opinion.

PHARMHOUSE CORP.
December 16, 1998
Page 2

     In conducting our analysis and arriving at the opinion expressed herein, we have reviewed a draft of the Merger Agreement, dated December 16, 1998 (including any schedules and exhibits thereto which were provided by the Company) and certain financial and other information that was publicly available or furnished to us by the Company, including the financial terms of the Transaction, certain internal financial analyses, projections, budgets, reports and other information prepared by the Company's management. We have also held discussions with various members of senior management of the Company concerning historical and current operations, financial condition and prospects, as well as the strategic and operating benefits anticipated from the business combination. In addition, we have reviewed the reported price and trading activities of the Common Stock, compared certain financial and stock market information for the Company with similar information for other publicly-traded companies that we considered relevant, reviewed the financial terms of certain other business combinations that we considered relevant and conducted such other reviews, analyses and inquiries relating to the Company as we considered appropriate in rendering this opinion. In accordance with our engagement by the Company, Jefferies has not performed any due diligence on the Purchaser or any of its affiliates.

     In the course of our review and analysis and in rendering this opinion, we have relied upon, but have not independently investigated or verified, the accuracy, completeness and fair presentation of the financial and other information that was provided to us by the Company, or that was publicly available to us (including, without limitation, the information described above and the financial projections and projected operating assumptions provided by the Company regarding its estimated future performance). This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects.

     With respect to the financial projections provided to or obtained and examined by us, we note that projecting future results of any company is inherently subject to vast uncertainty. You have informed us, however, and we have assumed with your permission, that the Company's projections and underlying projected operating assumptions were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company management as to the future performance of the Company. In addition, in rendering this opinion we have assumed, with your permission, that the Company will perform in accordance with such projections for all periods specified therein. Although such projections constituted one of many items that we employed in the formation of our opinion, changes to the Company's financial projections could affect the opinion rendered herein.

     We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company; or make any independent evaluation or appraisal of the assets or liabilities of, nor conduct a comprehensive physical inspection of any of the assets of the Company, nor have we been furnished with any such appraisals. Our opinion is based on economic, monetary, political, regulatory, market and other conditions existing and which can be evaluated as of the date of this opinion (including, without limitation, current market prices of the Common Stock of the Company); however, such conditions are subject to rapid and unpredictable change and such changes could affect the conclusions expressed herein. We have

PHARMHOUSE CORP.
December 16, 1998
Page 3

made no independent investigation of any legal matters affecting the Company, and we have assumed the correctness of all legal and accounting advice given to such parties and their respective boards of directors, including (without limitation) advice as to the accounting and tax consequences of the Transaction to the Company and its stockholders.

     In rendering this opinion we have also assumed, with your permission, that: (i) the terms and provisions contained in the Merger Agreement (including any schedules and exhibits thereto) will not differ from those contained in the drafts of those documents we have heretofore reviewed with respect to any matter material to our opinion expressed herein; (ii) the conditions to the consummation of the Transaction set forth in the Merger Agreement will be satisfied without material expense; and (iii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Merger Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company is a party.

     Moreover, in rendering the opinion set forth below we note that the consummation of the Transaction is conditioned upon the approval of the holders of the Common Stock, and we are not recommending that the Company, its Board of Directors, any of its security holders or any other person should take any specific action in connection with the Transaction. Our opinion does not constitute a recommendation of the Transaction over any alternative transactions which may be available to the Company, and does not address the Company's underlying business decision to effect the Transaction.

     Based upon and subject to the foregoing, and upon such other matters as we consider relevant, it is our opinion as investment bankers that, as of the date hereof, the Offer Price to be received by the holders of the Common Stock is fair from a financial point of view.

     It is understood and agreed that this opinion is provided for the use of the Board of Directors of the Company as one element in the Board's consideration of the Transaction, and may not be used for any other purpose, or otherwise referred to, relied upon or circulated, without our prior written consent. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion of which we become aware after the date hereof. This opinion may be reproduced in full in any proxy statement mailed to holders of the Common Stock in connection with the Transaction but may not otherwise be disclosed publicly in any manner without our prior written approval.


                                        Sincerely,


                                        /s/ Jefferies & Company, Inc.
                                        JEFFERIES & COMPANY, INC.